Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-229783 and 333-229783-03

SUPPLEMENT, DATED JANUARY 22, 2020,
TO PROSPECTUS, DATED JANUARY 21, 2020

$1,225,100,000
Mercedes-Benz Auto Lease Trust 2020-A
Issuer
(CIK: 0001797084)
$289,000,000(1)	0.00%	Class A-1 Asset Backed Notes
$570,000,000	1.82%	Class A-2 Asset Backed Notes
$520,000,000	1.84%	Class A-3 Asset Backed Notes
$135,100,000	1.88%	Class A-4 Asset Backed Notes

(1)	The Class A-1 Notes are not offered by the Prospectus and will be retained by the Depositor or one or more of its affiliates.

Daimler Trust Leasing LLC Depositor (CIK: 0001537805)	Mercedes-Benz Financial Services USA LLC Sponsor, Servicer and Administrator (CIK: 0001540252)

This supplement should be read in conjunction with the Issuer’s Prospectus dated January 21, 2020.

On January 22, 2020, Radian Group, Inc. announced the sale of Clayton Services LLC to Covius Holdings, Inc. As a result of this transaction, Clayton Fixed Income Services LLC has become a wholly owned subsidiary of Covius Services, LLC. Therefore, the second sentence under the heading “The Asset Representations Reviewer” appearing on page 49 of the Prospectus is hereby amended by striking “Radian Group, Inc. (NYSE: RDN)” from such sentence and replacing it with “Covius Services, LLC”.

This supplement does not contain complete information about the offering of the Notes.  No one may use this supplement to offer or sell the Notes unless it is accompanied by the Prospectus.